UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                               _______________

                                  FORM 8-A/A
                       (Post-Effective Amendment No. 1)


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               _______________


                           CARRINGTON LABORATORIES, INC.
             (Exact name of registrant as specified in its charter)


             Texas                                 75-1435663
   (State of incorporation)          (I.R.S. employer identification number)
     2001 Walnut Hill Lane
          Irving, Texas                              75038
(Address of principal executive offices)          (Zip Code)



      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

       If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

       If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

       The Securities Act registration statement file number to which this form relates: (if applicable)

                                     None

      SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                        Preferred Share Purchase Rights
                               (Title of Class)

  Item 1.  Description of Registrant's Securities to be Registered.

       The following information supplements and amends the description contained in the Form 8-A Registration Statement heretofore filed by Carrington Laboratories, Inc. (the "Company") with respect to the Preferred Share Purchase Rights (the "Rights") issued by the Company pursuant to the Rights Agreement dated as of September 19, 1991 (the "Rights Agreement") between the Company and Ameritrust Company National Association ("Ameritrust"), as Rights Agent. Certain capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

       Subsequent to the execution of the Rights Agreement, KeyCorp Shareholder Services ("KeyCorp"), as successor in interest to Ameritrust, became the successor Rights Agent under the Rights Agreement. Effective October 21, 1998, the Company removed KeyCorp as the Rights Agent and appointed American Stock Transfer & Trust Company ("AST"), the transfer agent of the Company's Common Stock, to serve as successor Rights Agent.

       The Company and AST, as successor Rights Agent, then entered into Amendment No. 1 to Rights Agreement, dated and effective as of October 21, 1998 (the "Amendment"), amending the Rights Agreement in the following respects:

            (1) Section 1(a) of the Rights Agreement was amended to provide that if the Company's Board of Directors determines in good faith that a person who acquires more than 20% of the outstanding Common Shares of the Company and thereby becomes an "Acquiring Person" has done so inadvertently, and such person promptly divests a sufficient number of Common Shares to bring its ownership level below 20%, such person will not be deemed an "Acquiring Person" for purposes of the Rights Agreement.

            (2) A new Section 7(e) was added to the Rights Agreement to allow the Company to suspend the exercisability of the Rights for a period of up to 90 days after the Distribution Date in order to prepare, file and have declared effective a registration statement under the Securities Act with respect to the Preferred Shares issuable upon exercise of the Rights.

            (3) A new Section 9(d) was added to the Rights Agreement to provide procedures for compensating holders of Rights issued under the Rights Agreement in the event that the number of authorized Preferred Shares is not sufficient to permit the exercise of the Rights as provided in the Rights Agreement and the Company is unable to authorize additional Preferred Shares.

            (4) The portion of Section 21 of the Rights Agreement that specifies the qualifications that a successor Rights Agent must meet was amended to provide that a successor Rights Agent must be a corporation organized and doing business under the laws of the United States or any state of the United States, in good standing, having an office or agency in any state of the United States, authorized under such laws to exercise stock transfer or corporate trust powers, subject to supervision or examination by federal or state authority, and having at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million, except that the principal transfer agent for the Company's Common Stock shall be qualified to be Rights Agent notwithstanding the amount of its combined capital and surplus.

       The Amendment is attached hereto as Exhibit 4. The foregoing description of the Amendment is qualified by reference to such Exhibit.

  Item 2.  Exhibits.

       4. Amendment No. 1 to Rights Agreement, dated as of October 21, 1998, between Carrington Laboratories, Inc. and American Stock Transfer & Trust Company, as successor Rights Agent.


                                  SIGNATURE

       Pursuant  to  the  requirements  of  Section  12  of  the Securities
  Exchange Act of 1934, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                CARRINGTON LABORATORIES, INC.




                                By: /s/ Carlton E. Turner
                                   Carlton E. Turner, Ph.D., D.Sc.
                                   President and Chief Executive Officer

  Date: October 28, 1998

                              INDEX TO EXHIBITS


  Item
  Number            Exhibit

  4 Amendment No. 1 to Rights Agreement, dated as of October 21, 1998, between Carrington Laboratories, Inc. and American Stock Transfer & Trust Company, as successor Rights Agent.